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EXHIBIT 3.1(h)


DEAN HELLER                                                      FILED # C2284-0
Secretary of State                                                FEB 07 2001
101 North Carson Street, Suite 3                                BY THE OFFICE OF
Carson City, Nevada 89701-4786                                    DEAN HELLER
(775) 684-5708                                   DEAN HELLER SECREATARY OF STATE


                                 Certificate of
                                   Amendment
                          (PURSUANT TO NRS 78.385 AND
                                    78.390)
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             Certificate of Amendment to Articles of Incorporation
             -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -

1. Name of corporation:  Sonicport.com, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     Article One is amended to read as follows:

          "The name of the corporation is Sonicport, Inc."


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greatere proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority of the * shares of Common Stock which attended the annual meeting of the Corporation. There are no shares of preferred stock outstanding.

4. Signatures (Required):

/s/ David Baeza                              /s/ Richard Shapiro
---------------------------------            -----------------------------------
President or Vice President           and    Secretary or Asst. Secretary
David Baeza                                  Richard Shapiro

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.